Exhibit 10.8

AMENDMENT NUMBER ONE TO
THE COCA-COLA REFRESHMENTS SUPPLEMENTAL PENSION PLAN

WHEREAS, Coca-Cola Refreshments USA, Inc. sponsors the Coca-Cola Refreshments Supplemental Pension Plan (the "Plan");

WHEREAS, The Coca-Cola Company Benefits Committee has the authority to amend the Plan; and

WHEREAS, the Committee wishes to amend the Plan to reflect the freeze of the Coca-Cola Refreshments Executive Pension Plan effective December 31, 2011 and the future accrual of benefits under the Plan for participants affected by the freeze.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of December 31, 2011:

1.	The definition of Cash Balance Account Base Benefit in Article II shall be amended to read as follows:

"Cash Balance Account Base Benefit" means the Participant's Cash Balance Account under the Pension Plan. Notwithstanding the foregoing, in the case of a Participant who was a participant in the Executive Pension Plan on December 31, 2011 and who has a frozen accrued benefit under such plan, "Cash Balance Account Base Benefit" means the Participants Cash Balance Account under the Pension Plan taking into account only amounts credited to such Cash Balance Account for 2012 and subsequent years and earnings credited thereon, and not taking into account amounts credited for 2011 or any earnings thereon.

2.    The definition of Eligible Employee in Article II shall be amended to read as follows:

"Eligible Emplovee" means an Employee whose benefit under the Pension Plan is limited as a result of the application of Code section 415 or Code section 401(a)(17), or as a result of making elective deferrals under the Supplemental MESIP. Notwithstanding the foregoing, for periods before January 1, 2012, an Employee who participates in the Executive Pension Plan shall cease to be an Eligible Employee as of the effective date of such participation.

3.    The definition of Employer in Article II shall be amended to read as follows:

"Employer" means the Company and its Affiliates.

4.
The phrase "the Employer and all Affiliates" shall be replaced with the phrase "the Employer" in the definition of "Separation from Service" in Article II, Section 4.4, and Article V. The phrase "the Employer or an Affiliate" shall be replaced with the phrase "the Employer" in Section 4.4.

5.    Section 3.1 shall be amended to read in its entirety as follows:

3.1.    Initial Participation. An Employee shall become a Participant in the Plan on the later of the date on which he (a) becomes an Eligible Employee or (b) becomes a participant in the Pension Plan, provided that, for periods before January 1, 2012, he is not an eligible employee under the Executive Pension Plan. An individual who was an eligible employee participating in the

Executive Pension Plan on December 31, 2011 will become a Participant in this Plan as of January 1, 2012, subject to satisfying the definition of "Eligible Employee" under this Plan.

6.    Section 3.2 shall be amended to read in its entirety as follows:

3.2.    Cessation of Participation. A Participant who ceases to be an Eligible Employee as a result of a change in his employment classification shall no longer be a Participant and shall not be entitled to accrue a benefit under the Plan after the last day of the year in which the change in employment classification occurs or after such other applicable date determined by the Benefits Committee. If such a Participant Separates from Service with the Employer before the end of the period described in the preceding sentence, any benefit calculations under the Plan shall include compensation and service through the date of such Separation from Service.

A Participant who ceases to be an Eligible Employee as a result of a change in his employment classification on or after October 1, 2010 shall not become a participant in the Executive Pension Plan, and such Participant's benefit shall not be transferred to the Executive Pension Plan.

A Participant who ceases to be an Eligible Employee as a result of a change in his employment classification before October 1, 2010 and who has become a participant in the Executive Pension Plan shall have the benefit calculated under Article IV as of the date he is no longer a Participant transferred to the Executive Pension Plan. Such transferred benefit shall constitute a minimum benefit as provided in Section 4.3 of the Executive Pension Plan. The transferred benefit shall be calculated based on the reduction factors provided in this Plan for purposes of determining whether it exceeds the benefit provided under the generally applicable Executive Pension Plan formula, and if the transferred benefit exceeds such Executive Pension Plan benefit, it shall be converted to a lump sum or installments, as applicable, using the interest rate and mortality table applicable under this Plan.

A Participant whose benefit liability was transferred by the Company to International CCE Inc. under the Coca-Cola Enterprises, Inc. Supplemental Pension Plan on October 2, 2010 ceased to be a Participant on that day. For the avoidance of doubt, the rules set forth in the two preceding paragraphs do not apply to such a Participant with respect to the transfer of the liability for his benefit hereunder to International CCE Inc.

7.    The first clause of Section 4.1 (a) shall be amended to read as follows:

A Participant shall be entitled to a benefit equal to the sum of the Supplemental Final Average Earnings Benefit and the Supplemental Cash Balance Account Benefit determined under clauses (I) and (2) below, provided, however, that a Participant who was a participant in the Executive Pension Plan on December 31, 2011 and who has a frozen accrued benefit under such plan shall be entitled to a benefit equal only to the Supplemental Cash Balance Account Benefit determined under clause (2) below, taking into account the modifications specified in the definition of "Cash Balance Account Base Benefit," and such a Participant shall not be entitled to a Supplemental Final Average Earnings Benefit.

8.    Section 4.3 shall be amended to read in its entirety as follows:

4.3. Minimum Benefit for Former Participants in Executive Pension Plan. A Participant who participated in the Executive Pension Plan and transferred his benefit thereunder to the Plan pursuant to Section 3.2 of the Executive Pension Plan as a result of becoming eligible to participate in the Plan shall be entitled to a minimum benefit under this Plan equal to such Participant's benefit calculated under Section 4.1 of the Executive Pension Plan as of the date he ceased to be an eligible employee thereunder. The transferred benefit shall be frozen as provided under the Executive Pension Plan. The transferred benefit shall be calculated based on the reduction factors provided in the Executive Pension Plan for purposes of determining whether it exceeds the benefit provided under the generally applicable Plan formula, and if the transferred benefit exceeds such Plan benefit, it shall be converted to a lump sum or installments, as applicable, using the interest rate and mortality table applicable under the Executive Pension Plan. No amounts shall be transferred to this Plan from the Executive Pension Plan on or after December 31, 2011.

IN WITNESS WHEREOF, the Benefits Committee has caused this amendment to be executed by its duly authorized member on this 14th day of December, 2011.

THE COCA-COLA COMPANY
BENEFITS COMMITTEE

By:     /s/ Sue Fleming
SUE FLEMING
Benefits Committee Chair

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